                                                                  EXHIBIT (b)(4)

SunTrust Bank, Central Florida, N.A.           Andrew J. Hines
Mail Code 0-1043                               Assistant Vice President
Post Office Box 3803
Orlando, FL 32802
Tel (407) 237-4939
Fax (407) 237-6894
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SUNTRUST

June 16, 1997

                                Via Facsimile: (202) 828-0860
                                3 pages


Mr. C. Scott Brannan
Vice President Administration & Controller
Danaher Corporation
1250 24th Street, N.W.
Washington, DC 20037

Dear Scott:

SunTrust Bank, Central Florida, NA is pleased to extend to Danaher Corporation a commitment to provide a $100 million 364-day revolving credit facility. The terms and conditions of this facility are summarized on the attached indicative term sheet and are subject to execution of definitive credit documentation.

Unless accepted, this commitment terminates on August 31, 1997.

The Danaher client team at SunTrust Bank is very pleased that we can be of assistance in this manner and we look forward to further expanding the relationship in mutually beneficial ways.

Sincerely,


/s/ Andrew J. Hines
Andrew J. Hines
Assistant Vice President



Accepted and Agreed:
DANAHER CORPORATION


By: /s/ C. Scott Brannan
   -----------------------

Title: Vice President
      --------------------

Date:  July 10, 1997
     ---------------------


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                                                                      ATTACHMENT


                              DANAHER CORPORATION
                        INDICATIVE TERMS AND CONDITIONS



Borrower:                   Danaher Corporation

Bank:                       SunTrust Bank, Central Florida, National Association

Facility:                   364-day revolving credit facility.

Purpose:                    General corporate, including potential acquisitions.

Amount:                     Up to US$ 100,000,000

Maturity:                   364 days from closing of credit documentation, but
                            no longer than August 31, 1997.

Pricing: Facility Fee: 0.075% (7.5 bp) per annum, payable on the commitment amount regardless of usage, payable on the calendar quarter end in arrears based upon a 360 day year.

                            LIBOR Interest Rate: 0.125% (12.5 pb) for interest periods of 1,2 or 3 months, payable at the end on each interest period, based upon a 360 day year.

Financial
Covenants:                  Identical to those found in the Borrower's existing
                            US$ 250,000,000 syndicated revolving credit agreement dated September 7, 1990 and as amended from time to time.

Representations and
Warranties:                 Similar to those found in the Borrower's existing
                            credit agreement, including but not limited to:

                            o acquisitions are in the same general lines of business in which the Borrower is currently engaged.

Covenants:                  Similar to those found in the Borrower's existing
                            credit agreement.

Events of
Default: Similar to those found in the Borrower's existing credit agreement.




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Miscellaneous:  Similar provisions to those found in the Borrower's existing credit agreement.

                Whether or not the transactions contemplated hereby are consummated, the Borrower hereby agrees to indemnify and hold harmless the Bank and its respective directors, officers, employees and affiliates (each, an "indemnified person") from and against any and all losses claimes, damages, liabilities (or actions or other proceedings commenced or threatened in respect hereof) and expenses that arise out of, result from or in any way relate to this commitment letter or the provision of the Facility, and to reimburse each indemnified person, upon its demand, for any legal or other expenses (including the allocated cost of in-house counsel) incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such indemnified person is a party to any action or proceeding out of which any such expenses arise), other than any of the foregoing claimed by any indemnified person to the extent incurred by reason of the gross negligence or willful misconduct of such person. The Bank shall not be responsible or liable to the Borrower or any other person for any consequential damages which may be alleged. The obligation contained in this paragraph will survive the closing of the Facility.

                Whether or not any of the credit facilities described herein is extended to the Borrower, or a credit agreement or other document is executed, the Borrower shall pay and reimburse the Bank, immediately upon demand, for all costs and out-of-pocket expenses (including the allocated costs of in-house counsel) expended or incurred by the Bank in connection with the negotiation, preparation, administration (including waivers and amendments), and enforcement of this commitment letter and the loan documents contemplated hereby.